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                                                                      EXHIBIT 11

                         EARNINGS PER SHARE COMPUTATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)



                                                   THREE MONTH PERIOD        NINE MONTH PERIOD
                                                    ENDED SEPTEMBER 30,     ENDED SEPTEMBER 30,
                                                   --------------------     -------------------
                                                   2000         1999        2000          1999
                                                   ----         ----        ----          ----
EARNINGS PER COMMON AND DILUTIVE
    POTENTIAL SHARE:
    Net Income                                   $ 9,346      $11,538      $20,541      $28,412
                                                 =======      =======      =======      =======
    Shares:
    Weighted average number of common
       shares outstanding - Basic                 26,710       26,725       26,707       26,664
    Effect of dilutive securities (a):
       Stock options                                 210          376          284          339
                                                 -------      -------      -------      -------
           Adjusted common shares - Diluted       26,920       27,101       26,991       27,003
                                                 =======      =======      =======      =======
EARNINGS PER SHARE - DILUTED                     $  0.35      $  0.43      $  0.76      $  1.05
                                                 =======      =======      =======      =======


(a) Shares issuable were derived using the "Treasury Stock Method" for all dilutive potential shares.